Exhibit 99.2

Mace Security International to Hold Annual Meeting of Stockholders in Philadelphia, Pennsylvania on December 11, 2008

HORSHAM, Pa.--(BUSINESS WIRE)--December 9, 2008--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global: MACE) today announced that it is holding its Annual Meeting of Stockholders on December 11, 2008 at 10:00 a.m. Eastern time in Philadelphia, Pennsylvania.

The location of Mace’s Annual Meeting is:
Marriott Downtown
1201 Market Street, Meeting Room 309
Philadelphia, Pennsylvania 19107

During the meeting, Mace’s Chief Executive Officer and President, Dennis Raefield, will discuss the status of the Company and will present a new strategy for the Company’s surveillance division. Within five days following the meeting, Mace will file a copy of the presentation with the SEC on Form 8-K, and will post the presentation on the Company’s web site – www.mace.com. On Wednesday, January 7, 2009, the Company will hold a conference call and online webinar presentation to present this new strategy to individuals unable to attend the Annual Meeting of Stockholders. Details for the call will be posted on Mace’s web site by December 31, 2008.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com